As filed with the Securities and Exchange Commission on December 19, 2014.

Registration No. 333-87920

Registration No. 333-126607

Registration No. 333-126608

Registration No. 333-139136

Registration No. 333-166881

Registration No. 333-181776

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-87920

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-126607

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-126608

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-139136

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-166881

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-181776

UNDER

THE SECURITIES ACT OF 1933

LIN MEDIA LLC

(Exact Name of Registrant as Specified in Its Governing Document)

Delaware	90-0935925
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

701 Brazos Street, Suite 800

Austin, Texas 78701

(512) 774-6110

(Address, Including Zip Code, of Principal Executive Offices)

Amended and Restated 1998 Stock Option Plan

Amended and Restated 2002 Stock Plan

Amended and Restated 2002 Non-Employee Director Stock Plan

(Full Title of the Plans)

Denise M. Parent, Esq.

Senior Vice President Chief Legal Officer

One West Exchange Street, Suite 5A

Providence, Rhode Island 02903

(401) 457-9535

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Glenn D. West, Esq.

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

(214) 746-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

LIN Media LLC, a Delaware limited liability company (the “Registrant”), is filing these Post-Effective Amendments to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain registered and unsold under such Registration Statements.

•                  Registration Statement No. 333-87920, covering up to an aggregate of 5,832,759 shares of the Company’s Class A Common Shares (“Class A Common Shares”), certain of which are issuable under the 1998 Stock Option Plan (as subsequently amended and restated, the “1998 Plan”) and the 2002 Stock Plan (as subsequently amended and restated, the “2002 Plan”) (together with an indeterminate amount of interests to be offered or sold pursuant to the 1998 Plan and the 2002 Plan);

•                  Registration Statement No. 333-126607, covering 3,600,000 additional shares of Class A Common Shares issuable under the 2002 Plan;

•                  Registration Statement No. 333-126608, covering 400,000 shares of Class A Common Shares issuable under the Amended and Restated 2002 Non-Employee Director Stock Plan (as subsequently amended and restated, the “2002 Director Plan” and, together with the 1998 Plan and the 2002 Plan, the “Plans”);

•                  Registration Statement No. 333-139136, covering 1,100,000 additional shares of Class A Common Shares issuable under the 2002 Director Plan;

•                  Registration Statement No. 333-166881, covering 1,500,000 additional shares of Class A Common Shares issuable under the 2002 Director Plan and 2,500,000 additional shares of the Company’s Class A Common Shares issuable under the 2002 Plan;

•                  Registration Statement No. 333-181776, covering 2,600,000 additional shares of Class A Common Shares issuable under the 2002 Plan.

With respect to Registration Nos. 333-87920, 333-126607, 333-126608 and 333-139136, this is Post-Effective Amendment No. 2.  With respect to Registration Nos. 333-166881 and 333-181776, this is Post-Effective Amendment No. 3.

On March 21, 2014, the Registrant, Media General, Inc., a Virginia corporation (“Media General”), Mercury New Holdco, Inc., a Virginia corporation (“New Holdco”), Mercury Merger Sub 1, Inc., a Virginia corporation and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 1”), and Mercury Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 2”), entered into an Agreement and Plan of Merger (as amended on August 20, 2014, the “Merger Agreement”).  Pursuant to the Merger Agreement and upon the terms and subject to the conditions set forth therein, on December 19, 2014 (the “Closing Date”), Merger Sub 1 merged with and into Media General (the “Media General Merger”), with Media General surviving the Media General Merger as a wholly owned subsidiary of New Holdco, and immediately following the consummation of the Media General Merger, Merger Sub 2 merged with and into the Registrant (the “LIN Merger” and together with the Media General Merger, the “Mergers”), with the Registrant surviving the LIN Merger as a wholly owned subsidiary of New Holdco.  Following the completion of the Mergers on the Closing Date, LIN Media will merge with and into New Holdco, with New Holdco surviving such merger.

In connection with the Mergers, the Registrant terminated all offers and sales of its securities pursuant to the Registration Statements.  The Registrant hereby removes from registration any and all securities registered but unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post-Effective Amendment to Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on this December 19, 2014.

LIN MEDIA LLC

By:	/s/ VINCENT L. SADUSKY
Name: Vincent L. Sadusky
Title: President & Chief Executive Officer

No other person is required to sign these post-effective amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

[Signature Page to Post-Effective Amendment to Form S-8 Registration Statements]

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